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Contact:  Marilyn Lattin (415) 933-5070
          Director, Investor Relations

Media:    John Thompson (415) 933-8515
          Manager, Public Relations

              SILICON GRAPHICS EXTENDS STOCK REPURCHASE PROGRAM

                  SHARE PURCHASES TO RESUME THIS MONTH


MOUNTAIN VIEW, CA (November 17, 1997) -- Silicon Graphics, Inc. (NYSE:SGI) announced that its board of directors has extended the stock repurchase plan originally announced in October 1995. The company originally planned to purchase 7 million shares under the plan through June 1998. The modified plan permits the purchase of up to 12.5 million shares. The Company had purchased approximately 2.5 million shares under the plan before suspending repurchases in connection with its 1996 merger with Cray Research Inc. The remaining shares of approximately 10 million may be purchased in the open market or in private or option transactions through June 1999. Purchases under the plan will resume this month.

The repurchased shares will be available for use under the Company's employee stock plans and for other corporate purposes. The Company plans to use existing cash to finance the repurchases. The Company had cash, cash equivalents and marketable investments of $657 million at September 30, 1997.

Silicon Graphics, Inc. is the leading manufacturer of interactive high-performance computing systems. Silicon Graphics has offices worldwide and headquarters in Mountain View, California.